Exhibit 21
SUBSIDIARIES OF OPKO HEALTH, INC.

NAME	JURISDICTION OF INCORPORATION
OPKO Instrumentation, LLC	Delaware
OPKO Pharmaceuticals, LLC	Delaware
OPKO Diagnostics, LLC	Delaware
OPKO Chile, S.A.	Chile
Pharmacos Exakta S.A. de C.V.	Mexico
FineTech Pharmaceutical Ltd.	Israel
Farmadiet Group Holdings, Ltd	Spain
OPKO Lab, LLC	Florida
SciVac (Israel) Ltd.	Israel
OPKO Biologics, Ltd	Israel
OPKO Ireland Global Holdings, Ltd	Ireland
OPKO Ireland, Ltd	Ireland
OPKO Canada, Inc.	Canada
OPKO Renal, LLC	Canada
Curna, Inc.	Delaware
Inspiro Medical, Ltd	Israel
OPKO do Brasil Comercio de Produtos Farmaceuticos, Ltda	Brazil
OPKO Uruguay, Ltd	Uruguay